ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-206302

April 8, 2016

Pricing Supplement

This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and relates to the prospectus supplement filed by Sunoco Logistics Partners L.P. (the “Partnership”) with the Securities and Exchange Commission (the “SEC”) on December 4, 2015 and their Registration Statement (File No. 333-206302). This free writing prospectus sets forth the terms upon which the Partnership sold common units to Morgan Stanley & Co. LLC as principal pursuant to the Equity Distribution Agreement dated December 4, 2015, among the Partnership and the Managers named therein. The information in this free writing prospectus updates and supersedes the information in the prospectus supplement to the extent that it is inconsistent therewith.

Issuer:	Sunoco Logistics Partners L.P.

Title of Securities:	Common Units

Number of Common Units Purchased:	986,603 Common Units

Agent:	Morgan Stanley & Co. LLC

CUSIP/ISIN:	86764L108/US86764L1089

Trade Date:	April 6, 2016

Settlement Date:	April 11, 2016 (T+3 settlement)

Ticker/Exchange:	SXL/NYSE

Purchase Price Payable by Agent:	$22.6253 per Common Unit

Proceeds (before offering expenses):	$22,322,189

The Partnership has filed a registration statement (including a base prospectus) and a prospectus supplement with the SEC for this offering. Before you invest, you should read the prospectus supplement for this offering, the base prospectus in the registration statement and other documents the Partnership has filed with the SEC for more complete information about the Partnership and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement if you request it by calling Morgan Stanley & Co. LLC at (866) 718-1649.